Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:		FOR IMMEDIATE RELEASE
Charles R. Elliott		December 23, 2008
Chief Financial Officer
Telephone: Fax:	(770) 394-6000 (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ANNOUNCES NUMBER OF SHARES TO BE ISSUED IN
SPECIAL DISTRIBUTION

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Alternext US: RPI) announces today that the company will issue a total of 3,756,812 shares of its common stock, which equals a 64.7% stock distribution, or 0.647 shares for each outstanding share, in the stock portion of the distribution declared by its board of directors on December 18, 2008 as previously announced. The distribution in the aggregate amount of $9,058,000, or $1.56 per share, will be paid on January 29, 2009 in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. The number of shares included in the stock portion of the distribution is calculated based on the $1.93 average closing sales price per share of the company’s common stock on the NYSE Alternext US (formerly the American Stock Exchange) on December 22 and December 23, 2008. The company will issue a small number of additional shares to round up the number of shares issued to each holder to the closest full share. The NYSE Alternext US will adjust today’s closing price to reflect the cash and stock portions of the distribution, and the trading price of the company’s common stock will reflect the distribution beginning on December 24, 2008.

As explained in the previous press release the company issued on December 18, 2008, each shareholder will have the option to elect to receive the distribution in cash or shares of common stock, except the total amount of cash the company will pay to shareholders will be limited to $1,811,000. If shareholders elect to receive a total amount of cash that exceeds this limit, the company will allocate the total $1,811,000 in cash on a pro rata basis among those shareholders who elect cash, and they will receive the balance of their distributions in shares of common stock.

Promptly after the December 29, 2008 record date, the company will mail to shareholders an election card along with other appropriate disclosure materials that will explain the terms of the distribution in more detail. For an election to be effective, each shareholder will be required to make his or her election by delivering the election card to the company’s transfer agent, American Stock Transfer & Trust Company, by no later than 5:00 p.m., Eastern Time, on January 20, 2009.

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.